Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nuveen Investments, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-3 (Registration No. 333-127211) and the registration statements on Form S-8 of Nuveen Investments, Inc. (Registration Nos. 333-125157 and 333-123175) of our report dated February 26, 2007, with respect to the consolidated balance sheets of Nuveen Investments, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in common stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Nuveen Investments, Inc.
/s/ KPMG LLP
Chicago, Illinois
February 26, 2007